Exhibit 12A
                                                                   Page 1 of 2


                          GPU, INC. AND SUBSIDIARY COMPANIES
         STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
         AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                     (In Thousands)
                                      UNAUDITED



                                                        Six Months Ended
                                                    June 30,        June 30,
                                                      1997            1996


 OPERATING REVENUES                                 $1,969,328      $1,935,188

 OPERATING EXPENSES                                  1,518,961       1,525,134
   Interest portion of rentals (A)                      11,814          13,245
   Fixed charges of service company
     subsidiaries (B)                                    1,417           1,637
       Net expense                                   1,505,730       1,510,252

 OTHER INCOME AND DEDUCTIONS:
   Allowance for funds used
     during construction                                 3,104           6,307
   Other income, net                                    33,021          11,580
   Fixed charges of the GPU
     International Group (C)                            23,008           7,499
       Total other income and deductions                59,133          25,386

 EARNINGS AVAILABLE FOR FIXED CHARGES
   AND PREFERRED STOCK DIVIDENDS (excluding
   taxes based on income)                           $  522,731      $  450,322

 FIXED CHARGES:
   Interest on funded indebtedness                  $  115,916      $  101,093
   Other interest (D)                                   32,961          28,074
   Preferred stock dividends of
     subsidiaries on a pretax basis (F)                 10,304          12,963
   Interest portion of rentals (A)                      11,814          13,245
       Total fixed charges                          $  170,995      $  155,375

 RATIO OF EARNINGS TO FIXED CHARGES                       3.06            2.90

 RATIO OF EARNINGS TO COMBINED FIXED CHARGES
   AND PREFERRED STOCK DIVIDENDS (E)                      3.06            2.90

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                                                                   Exhibit 12A
                                                                   Page 2 of 2


                          GPU, INC. AND SUBSIDIARY COMPANIES
         STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
         AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                     (In Thousands)
                                      UNAUDITED




 NOTES:

 (A) The Company has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

 (B) Represents fixed charges of GPU Service, Inc. and GPU Nuclear, Inc. which are accounted for as operating expenses in the Company's consolidated income statement. The Company has removed the fixed charges from operating expenses and included such amounts in fixed charges as interest on funded indebtedness and other interest for this statement.

 (C) Represents fixed charges of the GPU International Group which are accounted for as other income and deductions in the Company's consolidated income statement. The Company has removed the fixed charges from other income and deductions and included such amounts in fixed charges as interest on funded indebtedness and other interest for this statement.

 (D) Includes dividends on subsidiary-obligated mandatorily redeemable preferred securities of $14,444 and $14,444 for the six month periods ended June 30, 1997 and 1996, respectively.

 (E) GPU, Inc., the parent holding company, does not have any preferred stock outstanding, therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

 (F) Calculation of preferred stock dividends of subsidiaries on a pretax basis is as follows:

                                                        Six Months Ended
                                                   June 30,           June 30,
                                                      1997               1996

 Income before provision for income taxes and
  preferred stock dividends of subsidiaries
  and gain on preferred stock reacquisition         $362,040           $307,910

 Income before preferred stock dividends of
  subsidiaries and gain on preferred stock
  reacquisition                                      231,888            189,870

 Pretax earnings ratio                                156.1%             162.2%

 Preferred stock dividends of subsidiaries             6,601              7,992

 Preferred stock dividends of subsidiaries on
  a pretax basis                                      10,304             12,963

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